Filed Pursuant to Rule 424(b)(3)
Registration No. 333-222533

JONES LANG LASALLE INCOME PROPERTY TRUST, INC.
SUPPLEMENT NO. 6 DATED AUGUST 1, 2019
TO THE PROSPECTUS DATED APRIL 3, 2019

This supplement No. 6 is part of the prospectus of Jones Lang LaSalle Income Property Trust, Inc. and should be read in conjunction with the prospectus. Terms used in this supplement No. 6 and not otherwise defined herein have the same meanings as set forth in our prospectus and any supplements thereto. The purpose of this supplement is to disclose:

•	the acquisitions of Genesee Plaza and Summit at San Marcos; and

•	the recent share pricing information.
Acquisitions
On July 3, 2019, we acquired Genesee Plaza, a Class A, two-building medical office campus in San Diego, California. The gross purchase price was approximately $90 million.
On July 31, 2019, we acquired Summit at San Marcos, an apartment community located in Chandler, AZ. The gross purchase price was $72 million.
Recent Share Pricing Information
Below is the daily NAV per share, as determined in accordance with our valuation guidelines, for each business day from July 1 to July 31, 2019, for each of our classes of common stock:

Date	NAV per Share
	Class A	Class M	Class A-I	Class M-I	Class D (1)
July 1, 2019	$12.16	$12.18	$12.19	$12.18	$12.17
July 2, 2019	$12.16	$12.18	$12.19	$12.19	$12.17
July 3, 2019	$12.16	$12.18	$12.19	$12.19	$12.17
July 5, 2019	$12.16	$12.18	$12.19	$12.19	$12.17
July 8, 2019	$12.16	$12.19	$12.19	$12.19	$12.17
July 9, 2019	$12.17	$12.19	$12.20	$12.19	$12.18
July 10, 2019	$12.17	$12.19	$12.20	$12.19	$12.18
July 11, 2019	$12.17	$12.19	$12.20	$12.20	$12.18
July 12, 2019	$12.17	$12.19	$12.20	$12.20	$12.18
July 15, 2019	$12.17	$12.19	$12.20	$12.20	$12.18
July 16, 2019	$12.17	$12.19	$12.20	$12.20	$12.18
July 17, 2019	$12.17	$12.19	$12.20	$12.20	$12.18
July 18, 2019	$12.17	$12.19	$12.20	$12.20	$12.18
July 19, 2019	$12.17	$12.19	$12.20	$12.20	$12.18
July 22, 2019	$12.17	$12.19	$12.20	$12.20	$12.18
July 23, 2019	$12.17	$12.20	$12.21	$12.21	$12.19
July 24, 2019	$12.17	$12.20	$12.21	$12.21	$12.19
July 25, 2019	$12.17	$12.20	$12.21	$12.21	$12.19
July 26, 2019	$12.18	$12.20	$12.21	$12.21	$12.19
July 29, 2019	$12.18	$12.20	$12.21	$12.21	$12.19
July 30, 2019	$12.18	$12.20	$12.21	$12.21	$12.20
July 31, 2019	$12.18	$12.21	$12.21	$12.22	$12.20

(1)	Shares of Class D common stock are currently being offered pursuant to a private placement offering.

Purchases and repurchases of shares of our common stock will be made based on the appropriate day’s applicable per share NAV. On each business day, our NAV per share for each public offered share class, is posted on our website, www.JLLIPT.com, and made available on our toll-free, automated telephone line, (855) 652-0277.